Exhibit 10(viii)
THE JEFFERSON PILOT FINANCIAL
SEPARATION PAY PLAN
Purpose and Interpretation: The enactment of Section 409A of the Internal Revenue Code of 1984, as amended, and the September 29, 2005 release of Proposed Treasury Regulations §1.409A-1 through §1.409A-6, prevents the Executive Change in Control Severance Plan (the “Executive Plan”) and the Officer Severance Plan in the Event of a Change in Control (the “Officer Plan”) from operating as intended. In order to comply with the proposed regulations, Jefferson-Pilot Corporation, on behalf of itself and all of its subsidiaries (individually or collectively, the “Company”) revises the current programs, as previously approved by the Compensation Committee of the Board of Directors, and adopts this Separation Pay Plan (the “Plan”).
The following capitalized terms shall have the same meaning as used and/or defined in the Executive Plan: (i) Benefit Plans, (ii) Cause, (iii) Change in Control, (iv) Executive, and (v) Good Reason. This Plan is intended to represent a “separation pay plan” as defined in Proposed Treas. Regs. §1.409A-1(b)(9), and all provisions of this Plan should be interpreted consistent with this intent. It is intended that the phrase “who is terminated without cause or whose position is eliminated” is equivalent to the phrase “actual involuntary separation from service” set forth in Proposed Treas. Regs. §1.409A-1(b)(9)(iii)). No Executive shall be eligible for benefits under this Plan if the Executive’s employment was terminated by the Executive under the “Good Reason” provisions of the Executive Plan.
Eligibility: All officers of the Company shall be eligible Participants, with the exception of the Company’s Chief Executive Officer, or any other officer that has an employment contract that provides severance payments. This Plan shall provide an eligible Participant with separation pay if the Participant’s employment is terminated by the Company without Cause, or his or her position is eliminated by the Company, within a two year period following a Change in Control.
Limitation on Benefits: The amount of separation pay provided by this Plan may not exceed two times the lesser of (i) the sum of the Participant’s annual compensation (as defined in Treas. Regs. §1.415-1(d)(2)); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to IRC §401(a)(17); provided that the dollar amounts for (i) and (ii) are for services provided to the Company as an employee for the calendar year preceding the calendar year in which the Participant has a separation from service from the Company.
In all events, no amount of separation pay may be paid later than December 31 of the second calendar year following the calendar year in which occurs the separation from service.

E-4

The Company may, in its discretion, provide separation pay benefits to an officer in excess of the six month, nine month and one year guidelines set forth below. In order to be provided by this Plan, any such additional award must comply with the overall limitations set forth above, and otherwise comply with the definition of a “separation pay plan” set forth in Proposed Treas. Regs. §1.409A-1(b)(9).
Benefit Schedule: Each eligible participant who is terminated without Cause or whose position is eliminated by the Company within a two year period following a Change in Control is, subject to the above overall limits, eligible for separation pay as the following multiple of the eligible Participant’s base salary as of the date of termination:

Senior Vice President Vice President Assistant Vice President	One year Nine months Six months
A Participant, upon being notified that he or she will be receiving benefits under this Plan may elect either (i) to receive a lump-sum payment of the separation pay, or (ii) agree to remain on the regular payroll and receive the separation payments as salary continuation payments. In the event the participant elects to remain on the payroll, he or she agrees to provide occasional consulting services to assist in the transition following the change in control.
Coordination With Other Plans: No Participant electing to remain on the payroll will be eligible to contribute to the Company’s 401(k) plan, nor be eligible to accrue additional vacation or sick leave. Any benefits provided under this Separation Pay Plan shall reduce, dollar for dollar, any benefits payable under the Executive Plan or the Officer Plan. In addition, all benefits under this Plan will reduce, dollar for dollar, any benefits otherwise payable as severance benefits under the Company’s employee handbook. Except as expressly provided in this paragraph, (i) this Plan does not amend or otherwise modify the provisions of any of the Benefit Plans of the Company, and (ii) all issues related to continued participation or the accrual of benefits under any of the Company’s Benefit Plans shall be determined in accordance with the terms and provisions of each Benefit Plan, and the Company’s practices and procedures in effect prior to the Change in Control.
Following approval of the Compensation Committee of the Board of Directors, this Plan is adopted on, and effective as of, February 13, 2006.
E-5